EXHIBIT 11

                  STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                                                       Year Ended June 30,

(In thousands, except share amounts)                 1997     1996      1995

Primary Earnings per Common Share

Income from continuing operations                   $3,648   $9,088   $16,365

Add:  Interest on assumed debt payments, net of tax      -        -        63

Adjusted income from continuing operations           3,648    9,088    16,428

Income (loss) from discontinued operations,
  net of tax                                       (21,927)       8         -

Extraordinary loss, net of tax                           -     (225)        -

Net earnings (loss) applicable to common stock    $(18,279)  $8,871   $16,428

Common shares outstanding at beginning of period    31,338   29,273    22,386

  Shares issuable from assumed exercise of stock
  options and warrants                               1,055    1,997     1,493

  Shares issued from conversion of stock options
  and warrants                                         644      666       115

  Shares issued for acquisitions                       970        -        21

  Purchase of treasury shares                         (426)        -        -

Weighted average number of common shares
outstanding                                         33,581    31,936   24,015

Earnings per share from continuing operations        $0.11     $0.28    $0.68

Earnings (loss) per share attributable to
  discontinued operations                            (0.65)        -        -

Earnings per share attributable to extraordinary
loss                                                     -         -        -

Primary earnings (loss) per share                   $(0.54)    $0.28    $0.68

Fully Diluted Earnings per Common Share

Income from continuing operations                   $3,648    $9,088  $16,365

Add:  Interest on assumed debt payments, net of tax      -         -       22

Adjusted income from continuing operations           3,648     9,088   16,387

Income (loss) from discontinued operations,
net of tax                                         (21,927)        8        -

Extraordinary loss, net of tax                           -      (225)       -

Net earnings (loss) applicable to common stock    $(18,279)   $8,871  $16,387


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(In thousands, except share amounts)                 1997     1996      1995

Common shares outstanding at beginning of period   31,338    29,273    22,386

  Shares issuable from assumed exercise of stock
  options and warrants                              1,063     2,087     1,676

  Shares issued from conversion of stock options
  and warrants                                        781     1,531       267

  Shares issued for acquisitions                      970         -        21

  Purchase of treasury shares                        (426)        -         -

Weighted average number of common shares
outstanding                                        33,726    32,891    24,350

Earnings per share from continuing operations       $0.11     $0.28     $0.67

Earnings (loss) per share from discontinued
operations                                          (0.65)        -         -

Earnings per share attributable to extraordinary
loss                                                    -     (0.01)        -

Fully diluted (loss) earnings per share            $(0.54)    $0.27     $0.67